UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SPIRIT AEROSYSTEMS HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

3801 S. Oliver St.

Wichita, KS 67210

SUPPLEMENT DATED APRIL 6, 2022

TO THE PROXY STATEMENT DATED MARCH 16, 2022

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, APRIL 27, 2022

On March 16, 2022, Spirit AeroSystems Holdings, Inc. (“Spirit”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 27, 2022. Spirit is providing this supplement to correct an inadvertent error in the QR Codes contained in (1) the section entitled “Casting Your Vote” on page 1 of the Proxy Statement and (2) the section entitled “How can I vote my shares before the Annual Meeting?” on page 69 of the Proxy Statement. The corrected QR Code is set forth below.

This supplement should be read in conjunction with the Proxy Statement and does not modify or update any disclosures presented in the Proxy Statement. In addition, this supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible.

The Proxy Statement, together with this supplement, have been filed with the Securities and Exchange Commission and are also available for viewing at the website maintained for the Annual Meeting at www.proxyvote.com. Spirit will furnish a copy of the supplement to any stockholder by mail upon written or verbal request to Spirit AeroSystems Holdings, Inc., 3801 S. Oliver St., Wichita, KS 67210, Attention: Corporate Secretary.

VOTING INFORMATION

Detailed information regarding voting procedures can be found in the Proxy Statement, as amended by this supplement, and on the proxy card.

If you have not voted yet, you can vote your shares before the Annual Meeting or during the Annual Meeting, as described in the Proxy Statement, as amended by this supplement.

If you have already voted and do not wish to change your vote, you do not need to do anything. Your vote will be tabulated as you instructed at the Annual Meeting. If you have already voted and wish to change your vote, you have the power to revoke your proxy and change your vote before the Annual Meeting. If you hold your shares in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your proxy. If you are a holder of record and wish to revoke your proxy, you can do so by submitting a later-dated vote online during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering written instructions to our Corporate Secretary before the Annual Meeting commences at Spirit AeroSystems Holdings, Inc., 3801 S. Oliver St., Wichita, KS 67210.